Exhibit 5.1

50 West Liberty Street, Suite 1000, Reno, Nevada 89501-1950 Telephone: 775-323-1980 Fax: 775-323-2339	3960 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89169 Telephone: 702-387-6073 Fax: 702-990-3564

www.shermanhoward.com

February 9, 2021

CBAK Energy Technology, Inc.

Huayuankou Economic Zone

Dalian City, Liaoning Province, 11645

People’s Republic of China

Re:	CBAK Energy Technology, Inc./Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Nevada counsel to CBAK Energy Technology, Inc., a Nevada corporation (the “Company”), in connection with the issuance by the Company of (a) 8,939,976 shares (the “Shares”) of common stock, par value $0.001 par value per share (the “Common Stock); (b) 4,469,988 warrants (the “Series A-1 Warrants”) to purchase an aggregate of 4,469,988 shares of Common Stock (the “Series A-1 Warrant Shares”) at an exercise price of $7.67 per share; (c) 2,234,992 warrants (the “Series A-2 Warrants”) to purchase an aggregate of 2,234,992 shares of Common Stock (the “Series A-2 Warrant Shares”) at an exercise price of $7.67 per share; (d) 4,469,988 warrants (the “Series B Warrants”) to purchase an aggregate of 4,469,988 shares of Common Stock (the “Series B Warrant Shares”) at an exercise price of $7.83 per share; and (e) 446,999 warrants (the “Placement Agent Warrants”) to purchase an aggregate of 446,999 shares of Common Stock (the “Placement Agent Warrant Shares”) at an exercise price of $9.204 per share. The Series A-1 Warrants, the Series A-2 Warrants, and the Series B Warrants are referred to herein as the “Investors Warrants”; the Series A-1 Warrant Shares, the Series A-2 Warrant Shares, and the Series B Warrant Shares are referred to herein as the “Warrant Shares”; and the Shares, the Investors Warrants, the Warrant Shares, the Placement Agent Warrants, and the Placement Agent Warrant Shares are referred to herein collectively as the “Securities.”

February 9, 2021

The Securities are being issued by the Company pursuant to a Securities Purchase Agreement, dated February 8, 2021 (the “Purchase Agreement”) filed as an exhibit to the Company’s Current Report on Form 8-K dated February 9, 2021 (the “Current Report”), as well as an effective registration statement (the “Registration Statement”) on Form S-3 (File No. 333-250893) that was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on December 3, 2020, the statutory prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated February 8, 2021 (the “Prospectus Supplement”) to be filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a) the Registration Statement;

(b) the Base Prospectus;

(c) the Purchase Agreement;

(e) the Placement Agency Agreement between Company and FT Global Capital, Inc. dated February 8, 2021 (the “Placement Agent Agreement”) as filed with the Current Report;

(f) form of Investors Warrants as filed with the Current Report;

(i) form of Placement Agent Warrant as filed with the Current Report;

(j) Articles of Incorporation of the Company filed with the Nevada Secretary of State on December 8, 2006, as amended by (i) Certificate of Change Pursuant to NRS 78.209 filed with the Nevada Secretary of State on October 22, 2012, (ii) Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations filed with the Nevada Secretary of State on June 23, 2015, and (iii) Articles of Merger filed with the Nevada Secretary of State on January 10, 2017;

(k) Bylaws of the Company, adopted on November 30, 2007;

(l) forms of agreements, resolutions of the Board of Directors of the Company, and such other matters as relevant related to the issuance and the registration of the Securities under the Securities Act, and such other matters as relevant.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

February 9, 2021

In our examination, we have assumed:

(a) the legal capacity of all natural persons executing the documents;

(b) the genuineness of all signatures on the documents;

(c) the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies;

(d) that the parties to such documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder; and

(e) other than with respect to the Company, the due authorization by all requisite action, corporate or other, the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.

On the basis of the foregoing and in reliance thereon, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

(a) The Shares have been duly authorized for issuance pursuant to the Purchase Agreement and, when issued and delivered by the Company pursuant to the Purchase Agreement against receipt of the consideration set forth therein, the Shares will be validly issued, fully paid, and nonassessable.

(b) The Investors Warrants have been duly authorized for issuance pursuant to the Purchase Agreement.

(c) The Purchase Agent Warrants have been duly authorized for issuance pursuant to the Placement Agent Agreement.

(d) The Warrant Shares have been duly authorized, and when issued upon exercise of the applicable Investors Warrants against payment of the exercise price in accordance with the terms of the Investors Warrants, will be validly issued, fully paid, and nonassessable.

(e) The Placement Agent Warrant Shares have been duly authorized, and when issued upon exercise of the Placement Agent Warrants against payment of the exercise price in accordance with the terms of the Placement Agent Warrants, will be validly issued, fully paid, and nonassessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date of filing of the Current Report.

February 9, 2021

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada (excluding securities laws). We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal securities laws related to the issuance and sale of the Securities.

We hereby consent to the filing of this opinion as an exhibit to the Current Report and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ SHERMAN & HOWARD L.L.C.